UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 14, 2006
Builders FirstSource, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-51357	52-2084569

(Commission File Number)	(IRS Employer Identification No.)
2001 Bryan Street, Suite 1600, Dallas, Texas 75201
(Address of Principal Executive Offices, Including Zip Code)
(214) 880-3500
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into a Material Definitive Agreement.
Executive Officer Bonuses. On February 14, 2006, the Board of Directors (the “Board”) of Builders FirstSource, Inc. (the “Corporation”) approved the 2005 bonuses for the Corporation’s executive officers under the Corporation’s Management Incentive Plan. The Board also set the performance criteria for 2006 bonuses for the Corporation’s executive officers under the Management Incentive Plan.
The Board of Directors believes that cash incentive bonuses facilitate the communication of objectives that are of primary importance during the coming year and are intended to motivate executive officers to attain those objectives. To this end, the Corporation has adopted a Management Incentive Plan that provides for the potential payment of annual bonuses, pursuant to cash incentive bonus plans, to our executive officers. The plan is administered by the Board of Directors.
In approving the budget for the Corporation each year, the Board of Directors determines the performance goals applicable to each cash incentive bonus under the plan, which may be based on one or more criteria. The plan provides for the development of performance goals based on, for example, pre- or after-tax income, cash flow, return on assets, equity or investment, stock price or total stockholder return, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, net tangible assets or return on net tangible assets, or other criteria determined by the Board of Directors to be appropriate. For 2005, the selected performance criteria were return on tangible net assets, operating cash flow and percentage increase in operating income. Those same performance criteria will be utilized for 2006.
Performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criterion and may be applied to one or more of the Corporation or one of our affiliates, or a division or business group of the Corporation, all as determined by the Board of Directors. Performance goals may include threshold, target and maximum levels of performance. The achievement of performance goals are subject to certification by the Board of Directors.
In the discretion of the Board of Directors, equitable adjustments may be made to performance goals in recognition of unusual or non-recurring events affecting the Corporation or one of our affiliates, in response to changes in applicable laws or regulations, or to account for items of extraordinary gain, loss or expense, to account for dispositions or changes in accounting principles. In addition, a percentage of each cash incentive bonus is discretionary and based upon a performance and development review.
Awards under the plan may be expressed as a dollar amount or as a percentage of the participant’s annual base salary. Mr. Sherman’s employment agreement provides that Mr. Sherman (see title below) will be eligible for an annual cash incentive bonus of up to 133% of his base salary, as determined by the Board of Directors. The Board of Directors may increase the amount of Mr. Sherman’s bonus if it deems such an increase appropriate. For

Messrs. O’Meara, Horn and McAleenan (see titles below), each of their employment agreements with the Corporation provides that the executive officer is eligible for an annual cash incentive bonus with a target bonus percentage of 100% of the executive’s base salary. Pursuant to these employment agreements, this target bonus percentage will not be less than 100% of the executive’s base salary. Mr. Schenkel’s target bonus percentage is 90% of his base salary. Depending upon the attainment of pre-established performance standards, the payout to each executive under his respective annual cash incentive bonus plan could exceed the target percentage of the executive officer’s base salary or could be as little as zero. Although as a technical matter no payment to any executive officer may exceed $5.0 million in any performance period (which may be no longer than 12 months), the Board of Directors does not anticipate that any annual payment made to an executive officer under the Management Incentive Plan would exceed an amount equal to 250% of the annual base salary of such executive officer.
Therefore, on February 14, 2006, the Board of Directors awarded the following bonuses under the Management Incentive Plan to each of the Named Executive Officers for 2005: Floyd Sherman (President and CEO) $1,099,500, Kevin O’Meara (Senior Vice President and Chief Operating Officer) $656,865, Charles Horn (Senior Vice President and Chief Financial Officer) $603,900, Don McAleenan (Senior Vice President and General Counsel) $583,400, and Fred Schenkel (Vice President of Manufacturing) $383,670.
Forms of Award Agreements — Attached as exhibits hereto are the forms of restricted stock grant agreement (Exhibit 99.1) and non-qualified stock option agreement (Exhibit 99.2) approved by the Corporation’s Board of Directors for use pursuant to the Corporation’s 2005 Equity Incentive Plan for executive officers in 2006.
ITEM 9.01. Financial Statements and Exhibits.
(c) Exhibits.
See Exhibit Index.

ITEM 1.01 Entry Into a Material Definitive Agreement
ITEM 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
2006 Form of 2005 Equity Incentive Plan Nonqualified Stock Option Agreement
2006 Form of 2005 Equity Incentive Plan Restricted Stock Award Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILDERS FIRSTSOURCE, INC.
By:	/s/ Donald F. McAleenan
	Name:	Donald F. McAleenan
	Title:	Senior Vice President,
General Counsel and Secretary

Dated: February 17, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	2006 Form of Builders FirstSource, Inc. 2005 Equity Incentive Plan Nonqualified Stock Option Agreement

99.2	2006 Form of Builders FirstSource, Inc. 2005 Equity Incentive Plan Restricted Stock Award Agreement